EXHIBIT 9.2

                  COMPUTERIZED THERMAL IMAGING, INC.

                           VOTING AGREEMENT

     THIS VOTING AGREEMENT (the "Agreement"), is made this 19th day of October, 2000 (the "Effective Date"), by and between Computerized Thermal Imaging, Inc., a Nevada corporation (the "Corporation") and Daron C. Dillia, individually, and Daron C. Dillia doing business as Manhattan Financial Group (jointly, the "Stockholder").

RECITALS

     WHEREAS, the Corporation and the Stockholder each desire to facilitate the voting arrangements set forth in this Agreement by agreeing to the terms and conditions set forth herein, and each deem it to be in the best interests of the Corporation and the Stockholder that this Agreement be executed.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Termination of Agreement.

     This Agreement shall terminate on the sooner of the third anniversary of the Effective Date or the death or legal declaration of incapacity of the Stockholder.

2. Legends. In addition to any other legends required by law or agreements between the parties, each certificate representing the Shareholder's shares of common stock of the Corporation outstanding on the date of this Agreement shall be endorsed by the Corporation with a legend reading as follows:

        "THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE CORPORATION AND THE SHAREHOLDER, (A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION).
        THE AGREEMENT PROHIBITS TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE TO AN "AFFILIATE TRANSFEREE" AS DEFINED IN SUCH VOTING AGREEMENT UNLESS SUCH PERSONS AGREE TO BE BOUND BY SUCH AGREEMENT AND BY ACCEPTING THE SHARES SUCH PERSONS SHALL BE DEEMED TO BE BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT."

3.     Voting Restrictions.

     During the term of this Agreement, the Shareholder hereby agrees to vote all shares of common stock of the Corporation owned of record by the Shareholder as of the date of this Agreement, any other shares of the capital stock of the Company over which it exercises voting control as of the date of this Agreement and any shares acquired in respect of any such shares (collectively, the "Shares") for the election of directors of the Corporation, and on all matters that may require the vote of the shareholders, in the same proportion as those shares voted by all shareholders other than (i) David B. Johnston, (ii) Daron C. Dillia, individually, and Daron C. Dillia doing business as Manhattan Financial Group, and (iii) any Affiliate Transferee (as defined in Paragraph 5 hereof) of the individuals or entities set forth in clauses (i) and (ii) above.

4.     Grant of Proxy.

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     During the period this Agreement remains in force, the Shareholder hereby appoints Richard V. Secord, Chief Executive Officer of the Corporation, and Kevin L. Packard, Chief Financial Officer, Secretary and Treasurer of the Corporation, as proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote the Shares as specified in Paragraph 3 above. In the event that either or both such proxies are no longer executive officers of the Corporation, then their respective successors-in-title shall be automatically appointed as proxies in their place and stead without any further action on the part of the Shareholder or such proxies. The foregoing proxy shall be deemed coupled with an interest and shall be irrevocable for the term of this Agreement.

5.     Transfer Restrictions.

     The Shareholder shall not transfer any of its Shares to any entity controlling, controlled by or under common control with the Shareholder, or to any member of the Shareholder's immediate family (as defined in Section 16a-1(e) of the Securities Exchange Act of 1934, as amended) sharing the same household as the Shareholder (each an "Affiliate Transferee"), unless such Affiliate Transferee agrees in writing to be bound by this Agreement with respect to such transferred Shares and to become a party hereto with like effect with respect to the transferred Shares as though an original subscriber hereof. The Shareholder shall have the right to transfer its Shares to any individual or entity other than an Affiliate Transferee free of the voting and transfer restrictions set forth herein.

6.     Entire Understanding.

     This Agreement contains the entire understanding of the parties hereto and supersedes any prior agreement, either oral or written, and any amendment to, or modification or termination of, this Agreement must be in writing and signed by the parties hereto.

7.     Drafter's Liability.

     The parties agree that the provisions of this Agreement shall not be construed against the drafter of this Agreement and they represent that they have had adequate opportunity and have been encouraged to take the advice of their own counsel prior to the execution of this Agreement.

8.     Severability.

This Agreement shall not be severable in any way but it is specifically agreed that if any provision shall be held to be invalid, then such invalidity shall not affect the validity of the remainder of this Agreement.

9.     Records.

     A copy of this Agreement shall be deposited with the Corporation and shall be subject to the same right of examination by a shareholder of the Corporation, in person or by agent or attorney, as are the books and records of the Corporation.

10.     Construction.

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     This Agreement is intended by the parties to be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

11.     Benefit.

     This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators and assigns of the parties hereto.

12.     Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

                              COMPUTERIZED THERMAL
                              IMAGING, INC.


                              By: /s/Richard V. Secord
                              -----------------------------------
                              Name: Richard V. Secord
                              Title: Chairman & CEO

                              STOCKHOLDER:


                              By: /s/Daron C. Dillia
                              -----------------------------------
                              Name: Daron C. Dillia
                              Title: Individually and as Sole
                                     Proprietor

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